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                                                                EXHIBIT 6F

                            DEALER SALES AGREEMENT
                            ----------------------


Ladies and Gentlemen:

We invite you to join a selling group for the distribution of shares of those mutual funds available to the public for which we serve as principal underwriter (the "Funds"). Upon execution of this Agreement, you agree to participate in the distribution of the Funds to the public subject to the terms set forth herein.

  1. In all sales of the Funds to the public, you shall act as dealer of your own account and shall not be authorized to act as agent for the Funds, for us or for any other dealer.

  2. All orders will be accepted by us only at the price, in the amount and subject to the terms set forth in the then current Prospectuses and Statements of Additional Information of the Funds. The procedure relating to the handling of orders shall be subject to instructions which we shall forward to you from time to time. Certificates representing shares of the Funds will not be issued.

  3. You agree to provide distribution and marketing services in the marketing of shares of the Funds and assistance to your customers who own shares of the Funds including, but not limited to, answering inquiries regarding the status of customers' accounts, assisting in changing dividend options, account designations and addresses, and providing information to customers relating to maintaining their investments in the Funds. For such services, we will pay you a fee, as established by us from time to time and as permitted by each Fund's respective Plan of Distribution established under Rule 12b-1 of the Investment Company Act of 1940. Such fee will be based upon the following percentages of the average month-end net assets of each Fund represented by shares of the Fund owned, during the quarter for which payment is being made, by customers for which you maintain a servicing relationship as evidenced by their execution of such agreements as we may from time to time require. We specifically reserve the right to discontinue paying fees with respect to those assets for which such customer authorizations which we may require are not provided.
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                                        Annual Fee (as a % of
     Fund                           average month-end net assets)
  -------------------------         -----------------------------
  Reserve Fund                                   0
  Money Market Fund                              0
  Tax Free Fund                                .10%
  Bond Fund                                    .15%
  Government Fund                              .15%
  Growth and Income Fund                       .25%
  Regional Fund                                .25%
  Value Fund                                   .25%
  Developing Countries Fund                    .25%
  International Fund                           .25%
  Midcap Growth Fund                           .25%
  Balanced Fund                                .25%
  Growth Fund                                  .25%


Such fee will be paid on a quarterly basis and, subject to the last sentence of this section 3, will be paid so long as the accounts of your clients remain in the Funds and this Agreement and such other agreements as we may require have not been terminated. Each Fund reserves the right to terminate or suspend its Plan of Distribution at any time as specified therein. You agree to furnish us or the Funds with such information as may be reasonably requested with respect to such fees paid to you pursuant to this Agreement.

  4. If any Fund shares sold under the terms of this Agreement are repurchased by the Funds or are tendered for redemption within seven business days after confirmation of the original purchase, it is agreed that you shall forfeit the right to receive the fees hereunder with respect to such shares.

  5. No person is authorized to make any representations concerning the Funds except those contained in the then current Prospectuses and in such printed information as may be furnished by us for use as information supplemental to the Prospectuses. Additional copies of the Prospectuses and any printed information supplementing the Prospectuses will be supplied by us in reasonable quantities upon request.

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  6. We reserve the right in our sole discretion, without notice, to suspend sales or withdraw the offering of shares of the Funds. This Agreement may be terminated by either party at any time upon seven days' notice to the other party. We reserve the right to amend this Agreement at any time upon written notice.

  7. You represent that you are a member in good standing of the National Association of Securities Dealers, Inc. and agree that termination or suspension of such membership shall automatically terminate this Agreement. You further agree that you will immediately advise us of any such termination or suspension. You also represent that you are authorized under relevant federal and state laws and regulations to receive the fees payable hereunder and that you will immediately advise us of any termination or suspension of such authorization.

  8. You agree to indemnify and hold harmless the Funds and IAI Securities, Inc. from and against any and all claims, liability, expense or loss in any way connected with your violation of this Agreement or arising out of or in any way connected with your willful, reckless or negligent conduct in the performance of your duties and obligations hereunder including, without limitation, any representations, verbal or otherwise, of any untrue or alleged untrue statements of a material fact relating to the offer and sale of the Funds made by you, your agents or employees.

  9. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

The undersigned hereby accepts
the offer set forth herein:

DEALER                             IAI SECURITIES, INC.



By___________________________   By___________________________

Its___________________________  Its___________________________

                                Date of Acceptance_______, 19___

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